Exhibit 99.1

Press Release	For Immediate Release Date: October 31, 2024

GLEN BURNIE BANCORP ANNOUNCES

THIRD QUARTER 2024 RESULTS

GLEN BURNIE, MD (October 31, 2024) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today net income of $129,000, or $0.04 per basic and diluted common share for the three-month period ended September 30, 2024, compared to net income of $551,000, or $0.19 per basic and diluted common share for the three-month period ended September 30, 2023. Bancorp reported a net loss of $72,000, or $0.02 per basic and diluted common share for the nine-month period ended September 30, 2024, compared to net income of $1.3 million, or $0.44 per basic and diluted common share for the same period in 2023. On September 30, 2024, Bancorp had total assets of $368.4 million. Bancorp is the oldest independent commercial bank in Anne Arundel County.

“The Company’s positive earnings results for the third quarter 2024 reflect efficient and productive operations, a focus on disciplined loan growth, and balance sheet management. However, our financial performance for the year 2024 is disappointing and represents the challenges inherent in navigating the interest rate environment of the last several years. The Company is focused on generating additional interest earning assets at higher current market and rebuilding our base of core, low-cost deposits,” said Mark C. Hanna, President, and Chief Executive Officer. “Despite the challenges of declining net interest income, the Company’s financial strength is reflected in a strong capital position, available liquidity and prudent expense management. Although interest expense increased significantly in year over year comparisons, prompt adjustments to rates on loans contributed to expanded interest income and higher yields on earning assets that partially offset higher interest expense and helped mitigate margin compression.”

In closing, Mr. Hanna added, “To invest in strategic opportunities that will benefit the long-term performance of the Bank, the difficult decision was made to change the longstanding practice of approving quarterly cash dividends for shareholders. As the Bank evaluates our next 75 years, we are committed to our business model and the economic strength of the communities we serve. To better serve the evolving needs of our clients, there is a need to reinvest in our people, technology, products and facilities. Based on our capital levels, conservative underwriting policies, on-and off-balance sheet liquidity, strong loan diversification, and current economic conditions within the markets we serve, management expects to navigate the uncertainties and remain well-capitalized. We will continue to execute on our strategic priorities to generate organic loan and deposit growth.”

Highlights for the First Nine Months of 2024

Despite growth in loans and deposits in the first nine months of the year, net interest income decreased $1.1 million, or 11.54% to $8.2 million through September 30, 2024, as compared to $9.2 million during the same period of 2023. The decrease resulted primarily from a $2.4 million increase in interest expense. The increase in interest on deposits was driven by the higher cost of money market deposit balances. The increase in interest on borrowings was driven by a $25.6 million increase in the average balance of borrowed funds due to the elevated level of deposit runoff that occurred in 2023.

Due to growth of $30.7 million in the loan portfolio and a 0.11% increase in the current expected credit loss (“CECL”) percentage, the Company added $591,000 to its allowance for credit losses on loans in the first nine months of 2024, as compared to a $68,000 release of allowance for credit losses in the first nine months of 2023. While this provision negatively impacted earnings in the first half of the year, the growth in loan balances should generate additional interest revenue in future periods. The Company expects that its strong liquidity and capital positions, along with the Bank’s total regulatory capital to risk weighted assets of 16.72% on September 30, 2024, as compared to 18.10% for the same period of 2023, will provide ample capacity for future growth.

Return on average assets for the three-month period ended September 30, 2024, was 0.14%, as compared to 0.61% for the three-month period ended September 30, 2023. Return on average equity for the three-month period ended September 30, 2024, was 2.63%, as compared to 12.47% for the three-month period ended September 30, 2023. Lower net income and a higher average asset balance primarily drove the lower return on average assets, while lower net income and a higher average equity balance primarily drove the lower return on average equity.

The cost of funds increased 0.86% when comparing September 30, 2024, to the same period in 2023, rising from 0.46% to 1.32%. This 0.86% increase was primarily due to the change in the funding mix between lower cost interest-bearing and noninterest-bearing deposit balances and higher cost borrowed funds and money market deposit balances.

On September 30, 2024, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 15.47% on September 30, 2024, as compared to 17.37% on December 31, 2023. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $368.4 million on September 30, 2024, an increase of $13.0 million or 3.66%, from $355.4 million on September 30, 2023. Investment securities decreased by $22.7 million or 15.94% to $120.0 million as of September 30, 2024, compared to $142.7 million for the same period of 2023. Loans, net of deferred fees and costs, were $207.0 million on September 30, 2024, an increase of $32.2 million or 18.41%, from $174.8 million on September 30, 2023. Cash and cash equivalents increased $7.9 million or 54.68%, from September 30, 2023 to September 30, 2024.

Total deposits were $314.2 million on September 30, 2024, a decrease of $600,000 or 0.18%, from $314.8 million on September 30, 2023. Despite the year-over-year decline, deposit balances have increased $14.2 million or 4.73% from December 31, 2023. Noninterest-bearing deposits were $115.9 million on September 30, 2024, a decrease of $11.0 million or 8.64%, from $126.9 million on September 30, 2023. Interest-bearing deposits were $198.3 million on September 30, 2024, an increase of $10.4 million or 5.53%, from $187.9 million on September 30, 2023. Total borrowings were $30.0 million on September 30, 2024, an increase of $5.0 million or 20.00%, from $25.0 million on September 30, 2023.

As of September 30, 2024, total stockholders’ equity was $21.2 million (5.74% of total assets), equivalent to a book value of $7.29 per common share. Total stockholders’ equity on September 30, 2023, was $13.2 million (3.70% of total assets), equivalent to a book value of $4.57 per common share.

Asset quality, which has trended within a narrow range over the past several years, has remained sound as of September 30, 2024. Nonperforming assets, which consist of nonaccrual loans, restructured loans to borrowers with financial difficulty, accruing loans past due 90 days or more, and other real estate owned (“OREO”), represented 0.08% of total assets on September 30, 2024, compared to 0.15% on December 31, 2023, demonstrating positive asset quality trends across the portfolio. The allowance for credit losses on loans was $2.75 million, or 1.33% of total loans, as of September 30, 2024, compared to $2.16 million, or 1.22% of total loans, as of December 31, 2023. The allowance for credit losses for unfunded commitments was $597,000 as of September 30, 2024, compared to $473,000 as of December 31, 2023.

Review of Financial Results

For the three-month periods ended September 30, 2024, and 2023

Net income for the three-month period ended September 30, 2024, was $129,000, as compared to net income of $551,000 for the three-month period ended September 30, 2023. The decrease is primarily the result of a $614,000 increase in interest expense on deposits and a $126,000 increase in interest expense on short-term borrowings, a $287,000 decrease in interest and dividends on securities, a $170,000 increase in the provision for credit losses on loans and a $197,000 increase in noninterest expenses. These decreases were partially offset by an increase of $763,000 in loan interest income and fees, and a $133,000 increase in interest on deposits with banks. The Company’s need to defend its deposit base as well as grow interest-earning asset balances necessitated a strategic change in direction that resulted in the increased interest expense.

Net interest income for the three-month period ended September 30, 2024, totaled $2.8 million, a decrease of $131,000 from the three-month period ended September 30, 2023. The decrease in net interest income was due to a $740,000 increase in the cost of interest-bearing deposits and borrowings driven by a $17.3 million increase in the average balance of interest-bearing funds and a $16.6 million decrease in the average balance of noninterest-bearing deposits. The higher expenses were partially offset by a $609,000 increase in total interest income due to a 0.66% increase in the yield of interest earning assets.

Net interest margin for the three-month period ended September 30, 2024, was 3.06%, compared to 3.21% for the same period of 2023. Higher average interest-bearing funds, lower average noninterest-bearing funds, and higher cost of funds, partially offset by higher average yields and balances on interest-earning assets were the primary drivers of year-over-year results. The average balance of interest-bearing funds and noninterest-bearing funds increased $17.3 million and decreased $16.6 million, respectively, and the cost of funds increased 0.86%, when comparing the three-month periods ending September 30, 2023, and 2024. The average balance of interest-earning assets increased $0.8 million while the yield increased 0.66% from 3.64% to 4.30%, when comparing the three-month periods ending September 30, 2023, and 2024, respectively.

The average balance of interest-bearing deposits in banks and investment securities decreased $25.3 million from $188.2 million to $162.9 million for the third quarter of 2024, compared to the same period of 2023, while the yield remained unchanged during that same period.

Average loan balances increased $26.1 million to $203.3 million for the three-month period ended September 30, 2024, compared to $177.2 million for the same period of 2023, while the yield increased 0.89% from 4.80% to 5.69% during that same period. The increase in loan yields for the third quarter of 2024 reflected the runoff of the lower yielding loans and the origination of higher yielding loans in the current higher rate environment.

The provision of allowance for credit loss on loans for the three-month period ended September 30, 2024, was $78,000, compared to a release of allowance for credit loss of $92,000 for the same period of 2023. The $170,000 increase in the provision for the three-month period ended September 30, 2024, when compared to the three-month period ended September 30, 2023, primarily reflects a $32.0 million increase in the reservable balance of the loan portfolio and a 0.13% increase in the current expected credit loss percentage.

For the three-month period ended September 30, 2024, noninterest expense was $3.0 million, compared to $2.8 million for the three-month period ended September 30, 2023, an increase of $200,000. The primary contributors to the $200,000 increase, when compared to the three-month period ended September 30, 2023, were increases in legal, accounting, and other professional fees, data processing and item processing services, advertising and marketing related expenses, and other expenses (primarily allowance for unfunded commitments), offset by decreases in salary and employee benefits.

For the nine-month periods ended September 30, 2024, and 2023

Net loss for the nine-month period ended September 30, 2024, was $72,000, as compared to net income of $1.3 million for the nine-month period ended September 30, 2023. The decrease is primarily the result of a $460,000 decrease in interest and dividends on securities, a $1.0 million increase in interest expense on short-term borrowings, a $1.4 million increase in interest expense on deposits and a $780,000 increase in the provision for credit losses on loans, partially offset by an increase of $1.3 million in loan interest income and fees, a $535,000 increase in interest on deposits with banks and a $569,000 decrease in the provision for income taxes.

Net interest income for the nine-month period ended September 30, 2024, totaled $8.2 million, a decrease of $1.1 million from the nine-month period ended September 30, 2023. The decrease in net interest income was due to a $2.4 million increase in the cost of interest-bearing deposits and borrowings driven by a $17.3 million increase in the average balance of interest-bearing funds and a $20.0 million decrease in the average balance of noninterest-bearing deposits. The higher expenses were partially offset by a $1.3 million increase in total interest income due to a 0.51% increase in the yield of interest earning assets.

Net interest margin for the nine-month period ended September 30, 2024, was 2.98%, compared to 3.35% for the same period of 2023. Higher average interest-bearing funds, lower average noninterest-bearing funds, and higher cost of funds, partially offset by higher average yields on interest-earning assets, were the primary drivers of year-over-year results. The average balance of interest-bearing funds and noninterest-bearing funds increased $17.3 million and decreased $20.0 million, respectively, and the cost of funds increased 0.94%, when comparing the nine-month periods ending September 30, 2023, and 2024. The average balance of interest-earning assets decreased $2.7 million, while the yield increased 0.51% from 3.59% to 4.10%, when comparing the nine-month periods ending September 30, 2023, and 2024, respectively.

The average balance of interest-bearing deposits in banks and investment securities decreased $10.1 million from $187.9 million to $177.8 million for the first nine months of 2024, compared to the same period of 2023, while the yield increased 0.20% from 2.51% to 2.71% during that same period. The increase in yields is attributed to the higher interest rate environment and its positive impact on cash balances and investment yields.

Average loan balances increased $7.4 million to $188.6 million for the nine-month period ended September 30, 2024, compared to $181.2 million for the same period of 2023, while the yield increased 0.72% from 4.70% to 5.42% during that same period. The increase in loan yields for the first nine months of 2024 reflected the runoff of the lower yielding loans and origination of higher yielding loans in the current higher rate environment.

The Company recorded a provision of allowance for credit loss on loans of $773,000 for the nine-month period ending September 30, 2024, compared to a release of allowance for credit loss of $7,000 for the same period in 2023. The $780,000 increase in the provision in 2024, compared to 2023, primarily reflects a $32.0 million increase in the reservable balance of the loan portfolio and a 0.13% increase in the current expected credit loss percentage. As a result, the allowance for credit loss on loans was $2.75 million on September 30, 2024, representing 1.33% of total loans, compared to $2.09 million, or 1.20% of total loans on September 30, 2023.

For the nine-month period ended September 30, 2024, noninterest expense was $8.8 million, compared to $8.7 million for the nine-month period ended September 30, 2023. The primary contributors when comparing to the nine-month period ended September 30, 2023, were increases in occupancy and equipment expenses, legal, accounting, and other professional fees, advertising and marketing related expenses, and other expenses (primarily allowance for unfunded commitments), offset by decreases in salary and employee benefits costs.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships, and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30,	June 30,	December 31,	September 30,
	2024	2024	2023	2023
	(unaudited)	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and due from banks	$2,255	$1,804	$1,940	2,380
Interest-bearing deposits in other financial institutions	20,207	14,982	13,301	12,142
Total Cash and Cash Equivalents	22,462	16,786	15,241	14,522

Investment securities available for sale, at fair value	119,958	117,180	139,427	142,705
Restricted equity securities, at cost	246	246	1,217	980

Loans, net of deferred fees and costs	206,975	201,500	176,307	174,796
Less: Allowance for credit losses(1)	(2,748)	(2,625)	(2,157)	(2,094)
Loans, net	204,227	198,875	174,150	172,702

Premises and equipment, net	2,723	2,833	3,046	3,177
Bank owned life insurance	8,789	8,744	8,657	8,614
Deferred tax assets, net	6,879	8,329	7,897	10,187
Accrued interest receivable	1,478	1,358	1,192	1,373
Accrued taxes receivable	497	552	121	189
Prepaid expenses	486	355	475	538
Other assets	614	458	390	377
Total Assets	$368,359	$355,716	$351,813	355,364

LIABILITIES
Noninterest-bearing deposits	$115,938	$109,631	$116,922	126,898
Interest-bearing deposits	198,335	196,235	183,145	187,943
Total Deposits	314,273	305,866	300,067	314,841

Short-term borrowings	30,000	30,000	30,000	25,000
Defined pension liability	329	328	324	322
Accrued expenses and other liabilities	2,597	2,051	2,097	2,040
Total Liabilities	347,199	338,245	332,488	342,203

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,900,681; 2,893,648; 2,882,627; 2,877,084 shares as of September 30, 2024, June 30, 2024, December 31, 2023, and September 30,2023 respectively.	2,901	2,894	2,883	2,877
Additional paid-in capital	11,037	11,014	10,964	10,940
Retained earnings	22,921	23,081	23,859	23,980
Accumulated other comprehensive loss	(15,699)	(19,518)	(18,381)	(24,636)
Total Stockholders' Equity	21,160	17,471	19,325	13,161
Total Liabilities and Stockholders' Equity	$368,359	$355,716	$351,813	355,364

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Interest income
Interest and fees on loans	$2,908	$2,145	$7,648	$6,368
Interest and dividends on securities	814	1,101	2,605	3,065
Interest on deposits with banks and federal funds sold	237	104	1,004	469
Total Interest Income	3,959	3,350	11,257	9,902

Interest expense
Interest on deposits	730	116	1,716	337
Interest on short-term borrowings	408	282	1,363	320
Total Interest Expense	1,138	398	3,079	657

Net Interest Income	2,821	2,952	8,178	9,245
Provision (release) of credit loss allowance	78	(92)	773	(7)
Net interest income after provision of credit loss provision	2,743	3,044	7,405	9,252

Noninterest income
Service charges on deposit accounts	36	40	109	120
Other fees and commissions	273	233	584	560
Income on life insurance	45	42	132	120
Total Noninterest Income	354	315	825	800

Noninterest expenses
Salary and employee benefits	1,654	1,691	4,872	5,089
Occupancy and equipment expenses	327	329	996	955
Legal, accounting and other professional fees	267	194	769	692
Data processing and item processing services	263	206	755	755
FDIC insurance costs	41	40	119	122
Advertising and marketing related expenses	40	26	88	72
Loan collection costs	5	10	11	13
Telephone costs	41	38	110	113
Other expenses	380	287	1,052	880
Total Noninterest Expenses	3,018	2,821	8,772	8,691

Income (loss) before income taxes	79	538	(542)	1,361
Income tax (benefit) expense	(50)	(13)	(470)	99

Net income (loss)	$129	$551	$(72)	$1,262

Basic and diluted net income (loss) per common share	$0.04	$0.19	$(0.02)	$0.44

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the nine months ended September 30, 2024 and 2023

(dollars in thousands)

(unaudited)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity
Balance, December 31, 2022	$2,865	$10,862	$23,579	$(21,252)	$16,054

Net income	-	-	1,262	-	1,262
Cash dividends, $0.30 per share	-	-	(861)	-	(861)
Dividends reinvested under
dividend reinvestment plan	12	78	-	-	90
Other comprehensive loss	-	-	-	(3,384)	(3,384)
Balance, September 30, 2023	$2,877	$10,940	$23,980	$(24,636)	$13,161

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss) Income	Equity
Balance, December 31, 2023	$2,883	$10,964	$23,859	$(18,381)	$19,325

Net loss	-	-	(72)	-	(72)
Cash dividends, $0.30 per share	-	-	(866)	-	(866)
Dividends reinvested under
dividend reinvestment plan	18	73	-	-	91
Other comprehensive income	-	-	-	2,682	2,682
Balance, September 30, 2024	$2,901	$11,037	$22,921	$(15,699)	$21,160

THE BANK OF GLEN BURNIE

CAPITAL RATIOS

(dollars in thousands)

(unaudited)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2024:
Common Equity Tier 1 Capital	$36,755	15.47%	$10,691	4.50%	$15,443	6.50%
Total Risk-Based Capital	$39,729	16.72%	$19,006	8.00%	$23,758	10.00%
Tier 1 Risk-Based Capital	$36,755	15.47%	$14,255	6.00%	$19,006	8.00%
Tier 1 Leverage	$36,755	10.11%	$14,539	4.00%	$18,173	5.00%

As of June 30, 2024:
Common Equity Tier 1 Capital	$36,896	15.59%	$10,652	4.50%	$15,386	6.50%
Total Risk-Based Capital	$39,857	16.84%	$18,937	8.00%	$23,671	10.00%
Tier 1 Risk-Based Capital	$36,896	15.59%	$14,202	6.00%	$18,937	8.00%
Tier 1 Leverage	$36,896	10.10%	$14,617	4.00%	$18,271	5.00%

As of December 31, 2023:
Common Equity Tier 1 Capital	$37,975	17.37%	$9,840	4.50%	$14,213	6.50%
Total Risk-Based Capital	$40,237	18.40%	$17,493	8.00%	$21,867	10.00%
Tier 1 Risk-Based Capital	$37,975	17.37%	$13,120	6.00%	$17,493	8.00%
Tier 1 Leverage	$37,975	10.76%	$14,113	4.00%	$17,641	5.00%

As of September 30, 2023:
Common Equity Tier 1 Capital	$38,053	17.12%	$10,004	4.50%	$14,450	6.50%
Total Risk-Based Capital	$40,227	18.10%	$17,785	8.00%	$22,231	10.00%
Tier 1 Risk-Based Capital	$38,053	17.12%	$13,338	6.00%	$17,785	8.00%
Tier 1 Leverage	$38,053	10.56%	$14,420	4.00%	$18,026	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended
	September 30,	June 30,	September 30,	December 31,
	2024	2024	2023	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Financial Data
Assets	$368,359	$355,716	$355,364	$351,813
Investment securities	119,958	117,180	142,705	139,427
Loans, (net of deferred fees & costs)	206,975	201,500	174,796	176,307
Allowance for loan losses	2,748	2,625	2,094	2,157
Deposits	314,273	305,866	314,841	300,067
Borrowings	30,000	30,000	25,000	30,000
Stockholders' equity	21,160	17,471	13,161	19,325
Net income (loss)	129	(204)	551	1,429

Average Balances
Assets	$364,127	$366,071	$360,767	$361,731
Investment securities	142,972	148,690	177,856	173,902
Loans, (net of deferred fees & costs)	203,316	186,650	177,223	179,790
Deposits	312,019	307,427	321,318	330,095
Borrowings	30,001	38,891	19,946	12,580
Stockholders' equity	19,559	17,369	17,548	17,105

Performance Ratios
Annualized return on average assets	0.14%	-0.22%	0.61%	0.40%
Annualized return on average equity	2.63%	-4.72%	12.47%	8.35%
Net interest margin	3.06%	3.02%	3.21%	3.31%
Dividend payout ratio	224%	-142%	52%	80%
Book value per share	$7.29	$6.04	$4.57	$6.70
Basic and diluted net income per share	0.04	(0.07)	0.19	0.50
Cash dividends declared per share	0.10	0.10	0.10	0.40
Basic and diluted weighted average shares outstanding	2,897,929	2,891,203	2,875,329	2,873,500

Asset Quality Ratios
Allowance for loan losses to loans	1.33%	1.30%	1.20%	1.22%
Nonperforming loans to avg. loans	0.14%	0.17%	0.33%	0.29%
Allowance for loan losses to nonaccrual & 90+ past due loans	937.5%	827.1%	359.4%	409.3%
Net charge-offs annualize to avg. loans	-0.09%	-0.14%	0.09%	0.06%

Capital Ratios
Common Equity Tier 1 Capital	15.47%	15.59%	17.12%	17.37%
Tier 1 Risk-based Capital Ratio	15.47%	15.59%	17.12%	17.37%
Leverage Ratio	10.11%	10.10%	10.56%	10.76%
Total Risk-Based Capital Ratio	16.72%	16.84%	18.10%	18.40%